iQSTEL, through its subsidiary QGlobal SMS, Enters into a Preliminary Acquisition Agreement for SMSDirectos, a Revenue Producing company serving the Retail and Commercial Markets in Colombia

NEW YORK, NY -- (Marketwired) – 4/28/2020 - iQSTEL Inc.’s (OTC: IQST) subsidiary QGlobal SMS, a Miami-based company, enters into a preliminary acquisition agreement for 100% of the capital stock of Alcyon Cloud SMS S.A.S. (Commercial Brand SMSDirectos.com) a Colombian-based Application and Content Provider.

SMSDirectos is registered with the Secretary of Information and Communication Technology (ICT) in Colombia, offering services to government, enterprises, small and medium business, as well as end-users.

Using SMSDirectos’ existing network, we plan to expand services from SMS to offer omnichannel products and services such as: SMS, Emails, RCS (Rich Communications Services), Social Media Channels (Whats App, Messenger, etc), WebRTC (Web Real-Time Communication), VoIP (IP-PBX, SIP Trunking) ChatBots (Artificial Inteligence Based), SMS to Email, and Email to SMS.

The Colombian mobile phone market surpassed 65 million subscribers in 2019, according to Statista Research reports. Servicing as the gateway to the Latin American mobile phone market of over 500 million users, the SMSDirectos acquisition strategically positions QGlobal SMS for extensive long-term growth in the region.

Mr. Iglesias, iQSTEL´s CEO, said “This acquisition will mark QGlobal SMS’ first foray into Latin American end-user markets. Colombia is just the start of QGlobal SMS’ business growth. We have already begun working on SMSDirectos’ retail business expansion, aiming for 35% of EBITDA. The implementation of omnichannel products will expand SMSDirectos’ revenues, with a 1st year target of $300k”.

“We are expanding QGlobal SMS’ product lines to include high earning Telecom Enhanced Products, enabling faster market penetration across the Latin American markets” concluded Mr. Iglesias.

About iQSTEL Inc.:

iQSTEL Inc. (OTC: IQST) www.iQSTEL.com is a Publicly Listed Company in US. iQSTEL is a leading-edge 21st Century Enhanced Telecommunications Service Provider offering a wide range of cloud-based enhanced services to the Tier-1 and Tier-2 carriers, enterprise market, as well as the retail market. iQSTEL through its subsidiaries (www.etelix.com ; www.SwissLink-Carrier.com ; www.QglobalSMS.com ; www.itsBchain.com) offers a “one-stop-shop” for international and domestic VoIP services, SMS exchange for A2P and P2P, Internet of Things (IoT) applications, 4G & 5G international infrastructure connectivity, as well as blockchain-based payment and phone number mobility platforms to international and domestic Tier-1 carrier for VoIP, SMS, and Data.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America, and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

About QGlobal SMS LLC.:

QGlobal SMS LLC www.qglobalsms.com is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company founded in 2020 specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P) and Person to Person (P2P) for Wholesale Carrier Market and Corporate Market in US. QGlobal SMS has commercial presence in Europe, USA and Latin America. QGlobal SMS has robust international interconnection with Tier1 SMS Aggregators, guarantying its customers high quality and low termination rates, over more than 100 countries worldwide.

About itsBchain LLC.:

itsBchain LLC www.itsBchain.com is a 75% owned subsidiary of iQSTEL Inc. itsBchain is a blockchain technology developer and solution provider, with a strong focus on the telecom sector. The company is the final stage of development of a series of blockchain solutions aimed at using the blockchain ledger and smart contract solutions to enable more efficiency, quickness in execution and fraud-prevention in the telco industry. Specifically, the company is developing a solution that will enable users and carriers to transfer mobile phone numbers with just a few clicks, allowing users and carriers the ability to transfer retail users from one mobile carrier to another instantly. Additionally, the company is finalizing a carrier-grade marketplace solution to procure payments between carriers for cross-traffic of VoIP, SMS and data realtime as traffic is crossed between carriers. This marketplace will allow for instant payment settlement as well as the prevention of fraud between carriers.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc.

www.iqstel.com ; www.swisslink-carrier.com ; www.etelix.com ; www.qglobalsms.com ; www.itsBchain.com